As filed with the Securities and Exchange Commission on November 13, 2007

Registration No. 333-75606

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APP PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	68-0389419
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

1501 East Woodfield Road

Suite 300 East

Schaumburg, IL 60173

(Address of principal executive offices)

American Pharmaceutical Partners, Inc. 2001 Employee Stock Purchase Plan

(Full title of the Plan)

Patrick Soon-Shiong, M.D.

Chief Executive Officer

APP Pharmaceuticals, Inc.

11755 Wilshire Boulevard, Suite 2000

Los Angeles, CA 90025

(Name and address of agent for service)

(310) 883-1300

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Charles S. Farman, Esq.

Morrison & Foerster LLP

400 Capitol Mall, Suite 2600

Sacramento, California 95814

(916) 448-3200

POST-EFFECTIVE AMENDMENT NO. 1

This post-effective amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the adoption by Abraxis BioScience, Inc., a Delaware corporation (the “Predecessor Registrant”), of a holding company form of organizational structure. The holding company organizational structure was implemented by the merger (the “Merger”) in accordance with Section 251(g) of the Delaware General Corporation Law, of the Predecessor Registrant with and into Abraxis BioScience, LLC, a Delaware limited liability company (“MergerSub”), a wholly-owned subsidiary of APP Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), with MergerSub being the surviving corporation. In the Merger, which was consummated on November 13, 2007 (the “Effective Time”), each share of the issued and outstanding common stock of the Predecessor Registrant (other than treasury shares which were canceled or retired) was converted into one share of common stock of the Registrant. As a result of the Merger, the Registrant will thereafter indirectly conduct the business that the Predecessor Registrant conducted immediately prior to the Merger.

In accordance with Rule 414, the Registrant, as the successor issuer, hereby expressly adopts this Registration Statement and the Registration Statement incorporated by reference herein of the Predecessor Registrant as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

PART I

Item 1.	Plan Information

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission by the Predecessor Registrant are hereby incorporated by reference in this Registration Statement:

(a) The Predecessor Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed by the Predecessor Registrant with the Securities and Exchange Commission on March 1, 2007.

(b) All other reports filed by the Predecessor Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Article VIII of the Registrant’s bylaws also provides for mandatory indemnification of its directors, executive officers, employees and agents to the fullest extent permissible under Delaware law.

Article VII of the Registrant’s certificate of incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Registrant has entered into an agreement with each of its directors and executive officers that requires the Registrant to indemnify such persons against any expense, liability or loss, including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments or other charges imposed thereon, and any federal state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payment thereunder, paid or incurred in connection with investigating, defending, being a witness in, or participating in, or preparing for any of the foregoing in, any proceeding relating to any event or occurrence by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant in certain capacities. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures the Company’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

A list of exhibits filed with this Registration Statement is set forth in the Exhibit Index and is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, APP Pharmaceuticals, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on November 12, 2007.

APP PHARMACEUTICALS, INC.

By:	/s/ Patrick Soon-Shiong
Patrick Soon-Shiong, M.D. Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Patrick Soon-Shiong, M.D. and Richard Maroun, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Patrick Soon-Shiong Patrick Soon-Shiong, M.D.	Chief Executive Officer (Principal Executive Officer) and Director	November 12, 2007

/s/ Lisa Gopala Lisa Gopalakrishna	Chief Financial Officer (Principal Financial and Accounting Officer)	November 12, 2007

/s/ David S. Chen David S. Chen, Ph.D.	Director	November 12, 2007

/s/ Stephen D. Nimer Stephen D. Nimer, M.D.	Director	November 12, 2007

/s/ Leonard Shapiro Leonard Shapiro	Director	November 13, 2007

/s/ Kirk K. Calhoun Kirk K. Calhoun	Director	November 12, 2007

/s/ Michael Sitrick Michael Sitrick	Director	November 12, 2007

/s/ Richard Sykes Richard Sykes	Director	November 12, 2007

/s/ Michael Blaszyk Michael Blaszyk	Director	November 12, 2007

INDEX TO EXHIBITS

Exhibit Number	Document

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (see Signature Page)

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